                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement         [_]Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

                           HOWMET INTERNATIONAL INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[LOGO] HOWMET INTERNATIONAL INC.

                                                                 MARCH 24, 1998

Dear Stockholder:

  We invite you to the Annual Meeting of Stockholders of Howmet International Inc., which will be held at 10:00 a.m. local time on Tuesday, May 12, 1998, at the Virginia Air & Space Center, 600 Settlers Landing Road, Hampton, Virginia. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date, and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

  The Company's Annual Report for the fiscal year ended December 31, 1997, is enclosed for you along with this proxy statement.


/s/ David L. Squier                    /s/ James R. Wilson

David L. Squier                        James R. Wilson
President and Chief Executive Officer  Chairman of the Board

                                   NOTICE OF
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                             TUESDAY, MAY 12, 1998

To the Stockholders:

  The Annual Meeting of Stockholders of Howmet International Inc. (the "Company") will be held on Tuesday, May 12, 1998, at the Virginia Air & Space Center, 600 Settlers Landing Road, Hampton, Virginia, at 10:00 a.m. local time, to consider and vote upon:

  1. Election of eight Directors to serve until the 1999 Annual Meeting of Stockholders (see page 2);

  2. Approval of the Amended and Restated 1997 Stock Awards Plan (see page
     20);

  3. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 (see page 23); and

  4. Any other business that may properly come before the meeting.

  The close of business on March 16, 1998, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

March 24, 1998

                                       By Order of the Board of Directors,

                                           Roland A. Paul, Secretary

                               TABLE OF CONTENTS

SOLICITATION OF PROXIES.....................................................   1
ELECTION OF DIRECTORS.......................................................   2
 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................   5
 EXECUTIVE COMPENSATION.....................................................   7
 ARRANGEMENTS AMONG THE COMPANY, CARLYLE AND THIOKOL........................  13
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION..............  16
PERFORMANCE GRAPH...........................................................  19
APPROVAL OF THE AMENDED AND RESTATED 1997 STOCK AWARDS PLAN.................  20
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.........................  23
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS............................  23
STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING...............................  23
1997 ANNUAL REPORT ON FORM 10-K AVAILABLE...................................  23
EXHIBIT A: AMENDED AND RESTATED 1997 STOCK AWARDS PLAN......................  24

                           HOWMET INTERNATIONAL INC.
                              475 STEAMBOAT ROAD
                         GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT
                                MARCH 24, 1998

                            SOLICITATION OF PROXIES

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Howmet International Inc. (the "Company") of proxies for use at its Annual Meeting of Stockholders to be held on Tuesday, May 12, 1998, and at any adjournment thereof (the "1998 Annual Meeting").

   Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1998 Annual Meeting will be voted. Shares will be voted in accordance with stockholders' instructions on the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the Directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

   On March 16, 1998, the record date for the 1998 Annual Meeting, there were 100,000,000 shares of Common Stock, $.01 par value, outstanding, each entitled to one vote, and there is no cumulative voting. The Company's only other class of equity securities outstanding, its 9.0% Series A Senior Cumulative Preferred Stock, has no present right to vote at the meeting.

   One Judge of Election and one alternate judge have been elected by the Board of Directors to serve at the 1998 Annual Meeting. In the event the judge and the alternate judge so elected shall not be present at the meeting, a judge shall be appointed by the Board of Directors in advance of the meeting or by the chairman of the meeting in advance of any voting at such meeting. The presence, in person or by proxy, of the owners of a majority of the outstanding shares entitled to vote is required for a quorum for the transaction of business at the 1998 Annual Meeting. Under Delaware corporation law abstentions, withheld votes and broker no votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected and all other proposals, including the approval of the Amended and Restated 1997 Stock Awards Plan and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, will be determined by a plurality of the votes cast at the 1998 Annual Meeting. This means that abstentions, withheld votes, and broker no votes will not affect the outcome. For a ten day period prior to the date of the 1998 Annual Meeting, a list of stockholders entitled to vote will be open for examination during normal business hours at the office of Howmet Corporation, Howmet Hampton Casting Facility, One Howmet Drive, Hampton, Virginia and may be examined by any stockholder for any purpose germane to the meeting. The approximate mailing date of the Proxy Statement and Proxy to stockholders is March 24, 1998.

   The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain Directors, officers, and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, or telecopier. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee of $2,000 plus expenses.

                           1. ELECTION OF DIRECTORS

   The Board of Directors is currently comprised of eight Directors. In accordance with the By-Laws of the Company, the membership of the Board of Directors was increased from seven to eight Directors effective November 20, 1997. On December 15, 1997, D. Larry Moore, James R. Mellor and James D. Woods were elected by the Board of Directors to fill three vacancies created by the expansion of the Board's membership from seven to eight members and the resignation of Frank Carlucci and Allan Holt, Board representatives of The Carlyle Group (see "Change of Control" on page 5). The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for all members of the Board of Directors to be elected annually.

   The eight nominees for election as Directors at the 1998 Annual Meeting are listed below. If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of Directors. All nominees are currently serving as Directors and have consented to being named herein and to serve if elected. Nominees elected as Directors will serve until the 1999 Annual Meeting of Stockholders and until their successors have been elected and have qualified.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE EIGHT NOMINEES FOR DIRECTORS.

NOMINEES FOR DIRECTORS

   JAMES R. WILSON, age 57, has served as a Director of the Company since October 1995; he was elected Chairman of the Board of Directors on October 8, 1997. He served as a Vice President of the Company from October 1995 to October 1997. He has served as Chairman of the Board, President and Chief Executive Officer of Thiokol Corporation since October 1995 and President and Chief Executive Officer from October 1993 to October 1995. He has served as a Director of Thiokol since October 1993. He joined Thiokol in 1989 as Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 1992. Mr. Wilson is a Director of Cooper Industries Inc., The BF Goodrich Co. and First Security Corporation, and is a member of the Board of Trustees of the College of Wooster. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

   WILLIAM E. CONWAY, JR., age 48, was elected a Director of the Company in October 1995. He served as Chairman of the Board of Directors from then until October 8, 1997. He has been a Managing Director of The Carlyle Group, a Washington, D.C.-based private merchant bank, since 1987. Mr. Conway was Senior Vice President and Chief Financial Officer of MCI Communications Corporation from 1984 until 1987, and was a Vice President and Treasurer of MCI from 1981 to 1984. Mr. Conway presently serves on the Boards of Directors of GTS Duratek, Inc., Tracor Inc., Nextel Communications, Inc., and several privately held companies. See "Arrangements Among the Company, Carlyle and Thiokol--Shareholders Agreement" on page 14 with respect to Mr. Conway's being designated by The Carlyle Group to serve on the Company's Board of Directors.

   RICHARD L. CORBIN, age 52, was elected a Director of the Company in December 1995. He served as Vice President and Treasurer of the Company from October 1995 to December 1997. Mr. Corbin has been the Senior Vice President and Chief Financial Officer of Thiokol Corporation since May 1994. From 1991 to 1994 Mr. Corbin served as Chief Financial Officer and Vice President of Administration of the Space Systems Division of General Dynamics Corporation, which he joined in 1974.

   EDSEL D. DUNFORD, age 62, was elected a Director of the Company in January 1996. He served as President and Chief Operating Officer of TRW, Inc. from 1991 until his retirement in December 1994. He served as Executive Vice President and General Manager of TRW Space and Defense Business from 1987 to 1991. Mr. Dunford is a Director of Thiokol Corporation and Cooper Tire & Rubber Company and is a trustee at the University of California at Los Angeles. Mr. Dunford holds a Bachelor of Science degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

   JAMES R. MELLOR, age 67, was elected a Director of the Company on December 15, 1997. Mr. Mellor was Chairman of the Board of Directors and Chief Executive Officer of General Dynamics Corporation from

1993 until June 1997, when he retired. Mr. Mellor joined General Dynamics in 1981 as Executive Vice President, Commercial Systems and Corporate Planning, became Executive Vice President, Marine, Land Systems and International in 1986 and became President and Chief Operating Officer in 1990. He was President of AM International from 1977 to 1981 and worked from 1958 to 1977 at Litton Industries in various senior management positions, ultimately as Executive Vice President. He is a Director of General Dynamics Corporation, Bergen Brunswig Corporation, Computer Sciences Corporation, and Pinkerton's Inc.

   D. LARRY MOORE, age 61, was elected a Director of the Company on December 15, 1997. He was the President and Chief Operating Officer of Honeywell, Inc. from April 1993 until his retirement in June 1997. Joining Honeywell in 1986, he served in various executive positions including Executive Vice President and Chief Operating Officer from 1990 to 1993. Dr. Moore is a Director of Thiokol Corporation, Geon Company, and Reynolds Metals Company. Dr. Moore holds a Ph.D. in Economics from Arizona State University and a Bachelor of Science degree and Masters in Business Administration from the University of Arizona.

   DAVID L. SQUIER, age 52, has served as a Director of the Company since December 1995. He was elected President and Chief Executive Officer of the Company on October 8, 1997. He has been President and Chief Executive Officer of Howmet Corporation since 1992. Mr. Squier began his association with Howmet Corporation when he joined the Corporate Planning department of its predecessor in December 1971. He was involved in manufacturing management from 1976 to 1978, became General Manager of Howmet Corporation's Wichita Falls Casting facility in 1979, and was promoted to Vice President of Operations in 1983. He was elected a Director of Howmet Corporation in 1987.

   JAMES D. WOODS, age 66, was elected a Director of the Company on December 15, 1997. He is Chairman of the Board of CONEMSCO, Inc. and Chairman Emeritus of Baker Hughes Incorporated. He was Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated from 1989 to January 1997. He has worked his entire career at Baker Hughes Incorporated and its affiliated and predecessor companies, including holding the position of Corporate Vice President--Finance from 1972 to 1975, Executive Vice President and Director from 1977 to 1985, President, Chief Operating Officer and Director from 1985 to 1986 and President, Chief Executive Officer and Director from 1987 to 1997 at Baker International and Baker Hughes Incorporated. He is a Director of The Kroger Company, Varco International, Inc. and Wynn's International, Inc.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

   The Company's Board of Directors met five times during fiscal year 1997. All incumbent Directors were present for 75 percent or more of the total number of meetings of the Board held while they were Board members.

   Directors who are employees of the Company or its subsidiary Howmet Corporation or of Thiokol Corporation ("Thiokol"), the controlling stockholder of the Company, receive no compensation for their service as Directors. James
R. Wilson and Richard L. Corbin are officers and employees of Thiokol, and David L. Squier is an officer and employee of Howmet Corporation, serving as Directors. William E. Conway, Jr., who is a Managing Director of The Carlyle Group, also receives no compensation for his services as a Director of the Company. Other Directors are paid an annual retainer of $40,000, plus out-of-pocket expenses. James R. Mellor and James D. Woods serve as independent Directors of the Company on committees of the Board of Directors, and accordingly each receives an additional annual retainer of $5,000. D. Larry Moore and Edsel D. Dunford also serve as Directors of Thiokol.

   The Company has a management agreement with TCG Holdings, L.L.C. ("TCG Holdings"), an affiliate of The Carlyle Group, pursuant to which, effective December 2, 1997, the Company pays TCG Holdings $500,000 per year for certain management and financial advisory services (see "Arrangements Among the Company, Carlyle and Thiokol--TCG Management Agreement" on page 13).

   The Company maintains a Deferred Compensation Plan for Directors, under which each Director who is entitled to a Director's fee from the Company may elect to have payment of part or all of his Director's compensation deferred until such time as he ceases to be a Director. With respect to all but $20,000 of each Director's compensation, the Plan permits each Director to elect to defer his Director's fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments equivalent to interest at the prime rate, and amounts credited to the phantom stock account are credited or debited with amounts reflecting the change in the price of the Company's Common Stock and payment of dividends, if any. All distributions of a Director's cash or phantom stock account are made only in cash.

   Subject to the stockholders' approval of the Amended and Restated 1997 Stock Awards Plan, each of the Directors entitled to a Director's fee (Messrs. Dunford, Mellor, Moore and Woods) will receive $20,000 of his annual retainer in the form of a grant of restricted shares of the Company's Common Stock calculated as of the end of each prior year (see "Approval of the Amended and Restated 1997 Stock Awards Plan" on page 20).

COMMITTEES OF THE BOARD

   There are four standing committees of the Company's Board of Directors:
Audit, Compensation, Independent Directors, and Executive.

   The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for such audits and for any special assignments given the auditors. The Audit Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the independent auditors and that there were no substantive differences with the Company's management. The Audit Committee membership was reconstituted on December 15, 1997. The present members of the Audit Committee are Messrs. Mellor (Chairman) and Woods. The Audit Committee met one time in 1997. All of the Committee members (at that time, Richard L. Corbin and Allan M. Holt) attended that meeting.

   The Compensation Committee annually reviews and reports to the Board on the investment performance of the fund managers of the Company's retirement plans and the appointment of investment managers, trustees, actuaries, auditors and other fiduciaries with respect to such plans and changes in their investment guidelines or actuarial assumptions. It also approves and makes recommendations to the Board with respect to the creation, termination and amendment of retirement, executive compensation, and other benefit plans of the Company and its subsidiaries. The Compensation Committee reviews and approves compensation actions with respect to the Chief Executive Officer, other executive officers and other key employees and administers the executive bonus programs. In addition, a subcommittee of the Compensation Committee comprised of the two independent Directors (Messrs. Mellor and Woods) administers the Company's stock option and awards plans. Members of the Compensation Committee are D. Larry Moore (Chairman), James R. Mellor, James
R. Wilson, and James D. Woods. The Compensation Committee was newly established on December 15, 1997 and did not meet in 1997. The Compensation Committee's Report on Executive Compensation is set forth below, beginning on page 16.

   The Committee of Independent Directors consists of two or more independent Directors. The Committee reviews the performance of the Company and Thiokol under the Intercompany Services Agreement between them, the charges made to the Company by Thiokol pursuant to that agreement, and any material amendments to that agreement, and reviews and approves any other material agreements and transactions between the Company and Thiokol. Members of the Committee are James D. Woods (Chairman) and James R. Mellor. The Committee was newly established on December 15, 1997 and did not meet in 1997.

   The Executive Committee may exercise all of the powers and authority of the Company's Board of Directors, except as follows. The Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation; authorize the issuance of stock; declare dividends; adopt an agreement of merger or consolidation; adopt a certificate of ownership and merger under Delaware law; or recommend to the Company's stockholders the sale, lease, or exchange of all or substantially all of its property and assets, a dissolution of the Company or a revocation of a dissolution; nor does it have the power to act in lieu of the independent Directors in their capacity as such on the foregoing committees. Members of this Committee are James R. Wilson (Chairman), William E. Conway, Edsel D. Dunford, and David L. Squier. The Committee was newly established on December 15, 1997 and did not meet in 1997.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

PRINCIPAL HOLDERS

   The following table sets forth information as of March 16, 1998, with respect to the shares of the Company's Common Stock, par value $.01, which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS                    OWNERSHIP(1)   OF CLASS
-------------------------------------                    ------------   --------
Thiokol Corporation(2)..................................  62,000,000(3)   62.0
 2475 Washington Blvd.
 Ogden, Utah 84401-2398
Carlyle-Blade Acquisition...............................  22,650,000(3)   22.7
 Partners, L.P., a Delaware
 limited partnership(4)
 c/o The Carlyle Group
 1001 Pennsylvania Ave., N.W.
 Washington, D.C. 20004

--------
(1) As reported on a Schedule 13G filed with the Securities and Exchange Commission or provided by the stockholder.

(2) Thiokol's investment in the Company is owned of record by Thiokol's wholly-owned subsidiary, Thiokol Holding Company.

(3) With respect to certain limitations on voting power and investment power and Thiokol's rights to acquire shares held by Carlyle-Blade Acquisition Partners, L.P. ("Carlyle-Blade Partners"), see "Arrangements Among the Company, Carlyle and Thiokol" on page 13.

(4) Carlyle-Blade Partners is the record owner of the shares beneficially owned by The Carlyle Group. Carlyle Partners II, L.P. and Carlyle Partners III, L.P. (the "General Partners") are the general partners of Carlyle-Blade Partners. TC Group, L.L.C., a Delaware limited liability company, is the sole general partner of each of the General Partners, and TCG Holdings, L.L.C., a Delaware limited liability company, is the sole managing member of TC Group, L.L.C. The General Partners, TC Group, L.L.C. and TCG Holdings, L.L.C. could therefore be deemed to be beneficial owners of the shares owned by Carlyle-Blade Partners. TC Group, L.L.C. is also the general partner of certain limited partners of Carlyle-Blade Partners.

CHANGE OF CONTROL

   On December 2, 1997 Thiokol Holding Company ("Thiokol Holding"), a subsidiary of Thiokol, in two separate transactions, purchased a total of 13,000,000 shares of the Common Stock of the Company from Carlyle-Blade Acquisition Partners, L.P. ("Carlyle-Blade Partners"), an affiliate of The Carlyle Group, for a purchase price paid in cash in the amount of $183,787,500. By this purchase Thiokol Holding increased its ownership of record and beneficially of the Company's voting stock from 49% to 62%. The source of the funds used by Thiokol to acquire these shares was internally generated cash and unsecured short-term borrowings of $138 million from a revolving credit facility managed by The First National Bank of Chicago. The borrowings were made pursuant to notes with an interest rate of 5.91%. The notes were refinanced by a portion of the proceeds of a public debt offering made by Thiokol on February 26, 1998, through the issuance of 6 5/8% senior notes due in 2008. The purchase of the Company's stock by Thiokol was made pursuant to an agreement among

Thiokol, Thiokol Holding, Carlyle-Blade Partners and the Company, dated October 8, 1997 and was consummated simultaneously with the first of two closings of an initial public offering by which Carlyle-Blade Partners sold 15,000,000 shares of the Company's Common Stock to the public (the "Offering"). Immediately prior to the sale to Thiokol Holding and the Offering, Carlyle-Blade Partners owned 51,000,000 shares of the Company's Common Stock, which constituted 51% of the outstanding voting shares of the Company. On January 5, 1998, in a second closing under the Offering, Carlyle-Blade Partners sold an additional 350,000 shares of the Company's Common Stock to the public.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table shows the Company's Common Stock beneficially owned as of March 16, 1998, by each Director and nominee for Director and each of the executive officers named in the table on page 7, and the aggregate number of such shares beneficially owned by all Directors and executive officers of the Company as a group. Each named person and member of the group has sole voting and investment power with respect to the shares shown, except for the restricted shares held by the four Directors indicated below.

                                                                       SHARES
                                                                    BENEFICIALLY
NAME                                                                   OWNED
----                                                                ------------
William E. Conway(1)...............................................    70,000
Richard L. Corbin(2)...............................................     1,000
Edsel D. Dunford(3)................................................    10,000
James R. Mellor(3).................................................     3,000
D. Larry Moore(3)..................................................     1,000
David L. Squier(1).................................................   149,000
James R. Wilson(2).................................................     2,000
James D. Woods(3)..................................................     6,000
B. Dennis Albrechtsen(1)...........................................    20,000
Marklin Lasker(1)..................................................         0
John C. Ritter(1)..................................................    25,000
James R. Stanley(1)................................................    15,000
All Directors, nominees and executive officers as a group
 (13 persons, including those named)...............................   306,280

--------
(1) Certain executive officers of the Company hold an aggregate interest in Carlyle-Blade Partners of 4.5%, including Mr. Squier (2.3%), Mr. Stanley (0.4%), Mr. Lasker (0.3%), Mr. Ritter (0.3%) and Mr. Albrechtsen (0.3%). These interests are held directly or indirectly through a rabbi trust maintained by the Company. Mr. Squier acquired part of his interest in Carlyle-Blade Partners using the proceeds of a $1.0 million loan from Carlyle-Blade Partners. That loan carried an interest rate of 9.0% and was repaid in December 1997. Carlyle-Blade Partners distributed to its partners (including these Named Executive Officers, on a pro rata basis) the proceeds of the sale of 28.35 million of its shares of the Company's stock in the Offering and to Thiokol. Mr. Conway, a Director, indirectly holds a 0.9% interest in Carlyle-Blade Partners.
(2) Mr. Wilson is the Chairman of the Board, President and Chief Executive Officer and Mr. Corbin is the Senior Vice President and Chief Financial Officer of Thiokol, the controlling stockholder of the Company.
(3) In addition to the shares listed in the table, subject to stockholder approval of the Amended and Restated 1997 Stock Awards Plan, each of the non-employee Directors (Messrs. Dunford, Mellor, Moore and Woods) will receive 1338.91 restricted shares of the Company's Common Stock (see "Approval of the Amended and Restated 1997 Stock Awards Plan" on page 20). Each will hold the voting power of his stock but may not transfer his shares until termination of his service as a Director of the Company.

   None of the beneficial holdings of any individual in the table totals more than one percent of the outstanding shares; the holdings of the group represent less than 0.4 percent of the outstanding shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   To the Company's knowledge based on review of copies of such reports furnished to the Company and written representations, all Forms 3, 4, and 5 required by Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The Summary Compensation Table sets forth the compensation for the three fiscal years ended December 31, 1997, 1996 and 1995, both long-term and short-term, for services in all capacities earned by those individuals who were as of December 31, 1997, either (i) the Chief Executive Officer or (ii) one of the other four most highly compensated executive officers of the Company and its subsidiaries. All of these officers are employees of the Company's subsidiary, Howmet Corporation, which pays all of their compensation.

                          SUMMARY COMPENSATION TABLE

                         ANNUAL COMPENSATION(1)   LONG-TERM COMPENSATION
                         ---------------------- ---------------------------
                                                     AWARDS       PAYOUTS
                                                ---------------- ----------
                                                   SECURITIES
NAME AND PRINCIPAL                                 UNDERLYING       LTIP       ALL OTHER
POSITION                 YEAR  SALARY  BONUS(2) OPTIONS/SARS (#) PAYOUTS(3) COMPENSATION(4)
------------------       ---- -------- -------- ---------------- ---------- ---------------
David L. Squier......... 1997 $370,000 $388,500    1,000,000                   $  42,668
 President and           1996  350,000  400,000    1,000,000(5)                   34,621
 Chief Executive Officer                             200,000(6)
                         1995  325,000  540,926                   $512,176     1,336,103
James R. Stanley........ 1997  231,333  162,000      375,000                      20,166
 Senior Vice President-- 1996  215,000  172,000      375,000(5)                   16,644
 United States Opera-
  tions                                               50,000(6)
                         1995  200,000  257,674                    252,045       498,385
Marklin Lasker.......... 1997  211,112  146,600      200,000                      16,944
 Senior Vice President-- 1996  200,004  132,603      250,000(5)                   54,899
 International Opera-
  tions                                               40,000(6)
                         1995  190,800  214,686                    237,757       476,935
John C. Ritter(7)....... 1997  206,250  144,500      250,000                      16,373
 Senior Vice President
  and                    1996  157,602  126,082      250,000(5)                    7,880
 Chief Financial Officer                              40,000(6)
                         1995       --       --           --            --
B. Dennis Albrechtsen... 1997  177,084  124,000      150,000                      16,484
 Vice President--        1996  174,390  152,593      150,000(5)                   13,267
 Manufacturing (Howmet   1995  173,000  174,002                    160,322        11,281
  Corporation)

--------
(1) The column headed "Other Annual Compensation" is omitted because such compensation included only perquisites in amounts not exceeding the thresholds for disclosure required by Regulation S-K under the federal securities laws.
(2) Includes payments under Howmet Corporation's Annual Incentive Compensation Plan and under its Restructuring Plan, a three year annual incentive plan which began in 1992 and ended in 1995. It allowed for payments to be made to the Named Executive Officers in conjunction with the Company's restructuring efforts. Both types of bonus are reported in the year during which they were accrued, although they were paid in the following year.
(3) Howmet Corporation's Long-Term Incentive Plan allowed for annual payments based on threshold, target and maximum goals tied to Howmet's performance with respect to profits and return on net assets over rolling three-year periods, beginning in 1991. The Long-Term Incentive Plan was terminated in connection with the acquisition of Howmet Corporation's parent company, Pechiney Corporation (now Howmet Holdings Corporation) by Blade Acquisition Corp. (now the Company) from Pechiney International, a French company (the "Acquisition"), and the amounts for 1995 were determined and paid in 1996 to give effect to that termination.

(4) Howmet Corporation makes matching contributions for the first five percent of each employee's compensation paid into its savings plan. Matching contributions made in the following amounts in 1997 are included in this column: David L. Squier, $7,917; James R. Stanley, $6,785; Marklin Lasker, $4,750; John C. Ritter, $7,917; and B. Dennis Albrechtsen, $8,000. Howmet Corporation also maintains excess non-qualified employee benefit plans that provide for payment of amounts in the form of taxable compensation equal to the amounts that would have been otherwise paid to employees under its savings plan absent the benefit limitations of the Internal Revenue Code. Such payments made in the following amounts in 1997 are included in this column: David L. Squier, $30,583; James R. Stanley, $13,381; Marklin Lasker, $12,194; John C. Ritter, $8,456; and B. Dennis Albrechtsen, $8,484.

    Certain key employees of Howmet Corporation were permitted to defer a portion of their compensation earned in 1986-89 until retirement or termination, with interest to be earned on such deferred compensation generally at the seasoned corporate bond yield published by Moody's Investors Service plus 3 percentage points. The above-market portion of this interest in 1997 with respect to Mr. Squier's deferred compensation was $4,168.

(5) 1996 SAR grants. Pursuant to the Amended SARs Program described below, the maximum net per share value of the outstanding 1996 SAR grants was limited in the case of these officers to $13.
(6) 1996 grants of options to purchase Thiokol Common Stock (see "Thiokol Stock Options" on page 12), adjusted for a two-for-one stock split paid as a stock dividend on March 13, 1998.
(7) Mr. Ritter joined Howmet Corporation in 1996.

STOCK APPRECIATION RIGHTS; STOCK OPTIONS

   In May 1996, the Company introduced a Stock Appreciation Rights ("SARs") plan. Under the plan, SARs representing approximately 5 percent of the Company's equity value were issued to certain members of the Company's management. The SARs, similar to phantom stock options, are generally payable on the earliest to occur of the following: (i) March 31, 2001; (ii) a merger, sale of substantially all of the assets, or liquidation of the Company or Howmet Corporation, the Company's wholly owned operating subsidiary; (iii) the acquisition by an unaffiliated entity of more than 50% of the Company's or Howmet Corporation's Common Stock; or (iv) a public offering of more than 50% of the Company's or Howmet Corporation's Common Stock. The SARs are valued based on appreciation in value of the Company's Common Stock, as defined in the plan, from the date of adoption of the plan to the earliest of the foregoing dates. The SARs vest over a five-year period based upon the passage of time and the operating performance of Howmet Corporation, with acceleration in the event of one of the earlier triggering events referred to above.

   In connection with the Offering, the Company amended its SARs plan (the "Amended SARs Program") and committed to grant stock options to certain key employees, including the Company's executive officers, pursuant to a newly adopted stock-based awards plan (the "1997 Stock Awards Plan"). Pursuant to the Amended SARs Program, the maximum per share value of the outstanding SARs has been limited to the difference between the initial public offering price and the base price per share (generally $2) of the SARs and, in exchange for accepting such limitation, each holder of SARs was granted a non-qualified stock option (an "NQSO") to purchase, at the initial public offering price of $15 per share, a number of shares of Common Stock equal to the number of shares with respect to which such employee has SARs. The NQSOs will vest and become exercisable in 25% increments on January 1 of each year beginning in 1999, until fully vested, and will expire on the eighth anniversary of their granting. In addition, pursuant to the Amended SARs Program, the Company offered holders of SARs the opportunity to cash out 20% of their SARs (which represented the vested portion of the SARs) at the initial public offering price. Employees making this election, including Mr. Lasker, received their cash payment in January 1998, and received NQSOs representing 80% of the number of shares of Common Stock with respect to which such employees had SARs immediately prior to making such election.

   The 1997 Stock Awards Plan, under which the NQSOs were issued, was adopted by the Board of Directors and approved by Thiokol Holding and Carlyle-Blade Partners as the sole stockholders on November 20, 1997, prior to the Offering. For the terms of the 1997 Stock Awards Plan, see "Approval of the Amended and Restated 1997 Stock Awards Plan" on page 20 and Exhibit A hereto on page 24.

STOCK OPTION GRANTS IN FISCAL YEAR 1997

   The table below shows the Company's stock option grants in fiscal year 1997 to the Named Executive Officers. The 1997 Stock Awards Plan, pursuant to which these grants were made, authorizes the grant of stock options, stock appreciation rights, shares of restricted stock and other awards valued by reference to the Company's Common Stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS(1)
                         ----------------------------------------------------
                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                          NUMBER OF   PERCENT OF TOTAL                        ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS/SARS                          PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO    EXERCISE OR                OPTION TERM(2)
                         OPTIONS/SARS   EMPLOYEES IN   BASE PRICE  EXPIRATION ----------------------
NAME                      GRANTED (#)   FISCAL YEAR     PER SHARE     DATE        5%         10%
----                     ------------ ---------------- ----------- ---------- ---------- -----------
David L. Squier.........  1,000,000         22.8           $15      12/2/05   $7,161,832 $17,153,832
James R. Stanley........    375,000          8.6            15      12/2/05    2,685,687   6,432.687
Marklin Lasker..........    200,000          4.6            15      12/2/05    1,432,366   3,430,766
John C. Ritter..........    250,000          5.7            15      12/2/05    1,790,458   4,288,458
B. Dennis Albrechtsen...    150,000          3.4            15      12/2/05    1,074,275   2,573,075

--------
(1) Stock options granted during fiscal year 1997 pursuant to the 1997 Stock Awards Plan. See "Stock Appreciation Rights; Stock Options" on page 8 describing the terms of such options.
(2) No gain will be realized by an optionee without an increase in the price of the Company's Common Stock, which will correspondingly increase the value of the Common Stock outstanding held by all stockholders. A 5 percent and a 10 percent gain over the eight year option period would increase the total value of the Company's currently outstanding Common Stock by $716.2 million and $1,715.4 million, respectively. There can be no assurance that the gains shown in the table will be realized, since any gain is dependent on the performance of the Company's Common Stock price, which is attributable to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this table is provided solely for illustrative purposes in compliance with rules promulgated by the Securities and Exchange Commission.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1997

   The following table presents information regarding the exercise during 1997 of SARs or options to purchase shares of the Company's or Thiokol's Common Stock by the Named Executive Officers and information regarding unexercised SARs and options to purchase shares of the Company's and Thiokol's Common Stock held by the Named Executive Officers on December 31, 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                         NUMBER OF
                                                                        SECURITIES          VALUE OF
                                                                        UNDERLYING        UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS/SARS       OPTIONS/SARS
                                                                      AT YEAR-END (#)  AT YEAR-END ($)(1)
                                         SARS EXERCISED/              ---------------  ------------------
                                         SHARES ACQUIRED    VALUE      EXERCISABLE/       EXERCISABLE/
NAME                                     ON EXERCISE (#) REALIZED ($)  UNEXERCISABLE     UNEXERCISABLE
----                                     --------------- ------------ ---------------  ------------------
David L. Squier.........            SARs                                0/1,000,000      $0/$13,000,000
                         Company Options                                0/1,000,000                 0/0
                         Thiokol Options                                  0/200,000(2)      0/4,575,000
James R. Stanley........            SARs                                  0/375,000         0/4,875,000
                         Company Options                                  0/375,000                 0/0
                         Thiokol Options                                   0/50,000(2)      0/1,143,750
Marklin Lasker..........            SARs     50,000        $650,000       0/200,000         0/2,600,000
                         Company Options                                  0/200,000                 0/0
                         Thiokol Options                                   0/40,000(2)          915,000
John C. Ritter..........            SARs                                  0/250,000         0/3,250,000
                         Company Options                                  0/250,000                 0/0
                         Thiokol Options                                   0/40,000(2)        0/806,250
B. Dennis Albrechtsen...            SARs                                  0/150,000         0/1,950,000
                         Company Options                                  0/150,000                 0/0

--------
(1) Values of Company stock options and SARs are calculated based on the closing New York Stock Exchange price of the Company's Common Stock as of December 31, 1997 ($15.00), minus the option exercise price ($15.00) or the SAR base price ($2.00 for the Named Executive Officers), subject to a maximum value for the SARs of $15 per share minus the base price. The Company stock options will vest and become exercisable in 25% increments on January 1 of each year beginning in 1999. Value of Thiokol options is calculated based on the closing New York Stock Exchange price of Thiokol's Common Stock as of December 31, 1997 ($40.625), minus the option exercise price ($17.75 except for John Ritter ($20.46875)), after giving effect to a two-for-one stock split in Thiokol stock paid as a stock dividend on March 13, 1998. For information regarding vesting and exercise of the Thiokol options, see "Thiokol Stock Options" on page 12.
(2)Adjusted for the two-for-one stock split paid on March 13, 1998.

RETIREMENT PLANS

   Howmet Corporation, the Company's wholly owned operating subsidiary, maintains defined benefit pension plans for substantially all of its employees. Effective January 2, 1996, Howmet adopted the Howmet Salaried Employees Pension Plan (the "SEPP"), a defined benefit plan that covers most salaried employees, and provides for continuing benefits that had been provided under another defined benefit plan (the "Pechiney Plan") prior to the acquisition of Howmet's parent company, Pechiney Corporation (now Howmet Holdings Corporation) by Blade Acquisition Corp. (now the Company) from Pechiney International, a French company on December 13, 1995 (the "Acquisition"). The following table shows the estimated annual pension benefits for salaried employees, including the Named Executive Officers, payable upon retirement (including amounts attributable to the SEPP, the Excess Benefit Plans and the Supplemental Retirement Plans, as described below, and including any benefit payable under the Pechiney Plan) for the specified compensation and years of service.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                           -----------------------------------------------------
REMUNERATION                  15       20       25       30       35       40
------------               -------- -------- -------- -------- -------- --------
$200,000.................. $ 43,164 $ 57,552 $ 71,940 $ 86,328 $100,716 $111,716
 400,000..................   88,164  117,552  146,940  176,328  205,716  227,716
 600,000..................  133,164  177,552  221,940  266,328  310,716  343,716
 800,000..................  178,164  237,552  296,940  356,328  415,715  459,716

   As of December 31, 1997, the Named Executive Officers had the following credited service for determining pension benefits: David L. Squier, 26 years; James R. Stanley, 5 years; John C. Ritter, 1 year; Marklin F. Lasker, 5 years;
B. Dennis Albrechtsen, 23 years.

   All the executive officers named in the Summary Compensation Table participate in the SEPP. For employees who retired before 1997, pension benefits were based on the average earnings for the highest five consecutive years of their final ten years of service. Compensation included in the final average earnings for the pension benefit computation included base annual salary and annual bonuses but excluded payments for all other compensation. The plan in effect prior to 1997 provided an increased benefit for employees with final average pay above one-half of the social security wage base. The SEPP benefit prior to 1997 took into account the service and compensation earned prior to the Acquisition and was reduced by any benefit payable under the Pechiney Plan.

   Effective January 1, 1997, the SEPP's design was changed to that of a cash balance plan. The cash balance plan maintains hypothetical individual accounts for participants. The annual amount credited to a participant's account consists of the sum of age-based compensation credits (7 percent for employees age 50 or older) and interest credits, with an additional age-based annual credit for the years 1997-2006 for employees age 45 years and older on January 1, 1997 (an additional 7 percent for employees age 50 or older on that date). The interest credit rate, set once annually, is equal to the one year U.S. Treasury constant maturities rate plus one percent. Benefits earned before 1997 under the final average earnings formula mentioned above have been converted to opening account balances.

   SEPP benefits are payable at retirement or termination, at the participant's election. Benefits may be payable as a single life annuity, a joint and survivor annuity, a ten year certain option, or a lump sum.

   Because the SEPP is subject to the benefit and compensation limits under the Internal Revenue Code (the "Code"), the Company has established two unfunded Excess Benefit Plans that provide for payment of amounts that would have been paid to employees under the pension formula absent the benefit and compensation limits of the Code.

   The Company also maintains several Supplemental Executive Retirement Plans ("SERPs") designed to provide unfunded supplemental retirement benefits to certain employees of the Company. The first is designed to provide the selected employees a benefit at retirement equal to that which they would have earned under the SEPP and the Excess Benefit Plans, had the SEPP not been converted to a cash balance plan. Benefits under this SERP are offset by benefits received under the SEPP and the Excess Benefit Plans. Currently, Messrs. Squier, Stanley, Lasker, and Albrechtsen participate in this SERP.

  The second SERP is designed to provide the selected employees a benefit at retirement equal to 50% of the participant's average three highest consecutive years of compensation during the last ten years. SERP benefits are offset by amounts the participant receives from certain other plans and social security. Currently, Mr. Squier is the only employee participating in this SERP (see "Employment Agreements" on page 12).

THIOKOL STOCK OPTIONS

  Since December 31, 1995, Thiokol has granted 230,000 contingent stock options for Thiokol Common Stock (of which 195,000 are still outstanding) (the "Thiokol Stock Options") to certain Company employees, including certain of the Named Executive Officers. The options granted to the Named Executive Officers have exercise prices of either $17.75 or $20.469 per option, the market price of Thiokol stock on the date of the grant and adjusted to give effect to a two-for-one stock split in Thiokol stock paid as a stock dividend on March 13, 1998. The options will vest only if Thiokol acquires 100% of the Company prior to December 13, 2001 unless otherwise modified by the Compensation Committee of the Board of Directors of Thiokol. The options vest, and are exercisable, 50% on the date of such acquisition and 25% each year thereafter. The options expire not later than ten years after the date of the grant. In the event that Thiokol acquires 100% of the Company before December 13, 2001, there will be a charge to the Company's earnings upon such acquisition and in the subsequent two years of the vesting period. The total charges will be equal to the product of (x) any increase in price of Thiokol's stock from the date of the grant to the date when Thiokol acquires 100% of the Company, times (y) the number of options outstanding. If Thiokol had acquired 100% of the Company as of December 31, 1997, the Company would have recorded compensation expense at that date and in the subsequent two years equal to, but not in addition to, the amounts being expensed by the Company for the Revised Plan discussed below.

  Thiokol has informed holders of the Thiokol Stock Options of its general intention to adopt a plan that would allow such holders to benefit from such options even if Thiokol does not acquire 100% of the Company prior to December 13, 2001 (the "Revised Plan"). Under the Revised Plan, in the event that Thiokol does not acquire 100% of the Company prior to December 13, 2001, then, with respect to each holder, the difference as of December 13, 2001 between the aggregate market value of all of the shares of Thiokol Common Stock represented by such holder's Thiokol Stock Options and the aggregate exercise price of all such options shall become vested and contributed to a deferred payment plan, pursuant to which 25% of the vested amount would be paid out immediately, if the participant so elected prior to vesting, and the balance of which would be paid out over a period (not less than five years) elected by the participant. Deferred balances would accrue investment earnings equal to those of Thiokol's stock over such period or, at the participant's election, in part those of Thiokol's stock over such period and in part the interest on five year U.S. Treasury notes. Pursuant to the Revised Plan, a holder of Thiokol Stock Options who retires before December 13, 2001 would receive a pro rata portion of the benefits described in the foregoing sentences based on the portion of time during the period from December 13, 1995 to December 13, 2001 during which such holder was employed by the Company.

  Based on the December 31, 1997 market price of Thiokol stock, the Company will record compensation expense for this Revised Plan of $5.2 million, after tax, over the six year period ending December 13, 2001. As of December 31, 1997, $1.8 million of such compensation expense has been reflected in the Company's financial results.

EMPLOYMENT AGREEMENTS

  In October 1995 Howmet Corporation entered into employment agreements (the "Employment Agreements") with thirteen management employees, including each Named Executive Officer except Mr. Ritter, who joined Howmet Corporation in April 1996, and Mr. Albrechtsen. The Employment Agreements set base salary levels and provide a specified percentage (generally from 30-60%) of base salary as a target annual bonus amount. The Employment Agreements also generally provide each such Named Executive Officer (the "Executive") with the use of a Howmet-owned automobile and participation in benefit plans and programs available to Howmet management employees generally. The Employment Agreements generally provide that in the event the Executive's employment is terminated by Howmet other than for "cause" or by the Executive with "good reason" (each as defined therein) within 18 months following the date of the Company's acquisition of Howmet Corporation from Pechiney International, S.A. (or prior to the Executive's 62nd birthday in the case of Mr. Squier), the Executive will be entitled to (i) the amount of the Executive's base pay and target bonus for a specified period ranging from 18 to 36 months, (ii) a prorated portion of the annual bonus and any long-term incentive awards that would have been payable in the year of termination,
(iii) company-paid outplacement services, (iv) transfer to the Executive of the company-owned car he was using, (v) accelerated vesting under certain of Howmet's retirement plans, (vi) the right to continue to participate in Howmet's medical benefits plan for up to two years at the rates in effect for active employees, and the right to be treated as a retiree for purposes of continued coverage thereafter. The severance benefits described above are generally conditioned on the Executive's agreement not to compete with Howmet for a period of twelve months following the participant's termination of employment. In the event of the Executive's death or disability, the Employment Agreements generally provide for the payment of prorated annual bonus and long-term incentive plan awards, but not other severance amounts. Mr. Squier's agreement provides that he is entitled to a supplemental annual pension payment equal to the excess of 50% of his average base pay during his final three years of employment over the amounts provided to him under certain of Howmet's retirement plans and under social security.

  In February 1996 Howmet Corporation entered into an employment agreement with Mr. Ritter that sets a base salary and an annual bonus targeted at 40% of that amount. Half of the bonus is based on achievement of personal objectives and half is based on Howmet Corporation's performance. Mr. Ritter was granted Thiokol stock options and stock appreciation rights and was permitted the opportunity to purchase an interest in Howmet. Mr. Ritter is also entitled to use of a company car. In the event Mr. Ritter is terminated within the first 24 months of his employment, he is entitled to receive, in lieu of any other severance arrangements, 12 months base pay and target bonus, paid in a lump sum.

  Mr. Albrechtsen has an employment agreement that sets a base salary and 35% of that amount as an annual bonus target, and is generally effective until his 62nd birthday (in 2008). In the event that Mr. Albrechtsen's employment is terminated by Howmet Corporation without "cause" or by Mr. Albrechtsen with "good reason" (each as defined therein), Mr. Albrechtsen is generally entitled to the amount of his base salary and annual bonus for a period of 24 months; and if such termination occurs after his 55th birthday, he is entitled to such amounts for a period of 36 months.

TRANSACTIONS WITH MANAGEMENT

  On December 1, 1997, Howmet Corporation made an interest-free loan to Marklin Lasker in the amount of $150,000 to facilitate the purchase by a member of his family of shares of the Company's Common Stock in the Offering. The loan was repaid by Mr. Lasker on December 12, 1997.

              ARRANGEMENTS AMONG THE COMPANY, CARLYLE AND THIOKOL

TCG MANAGEMENT AGREEMENT

  Howmet is party to a management agreement (the "TCG Management Agreement") with TCG Holdings, L.L.C. ("TCG Holdings") (an affiliate of The Carlyle Group) for the provision of certain management and financial advisory services to be provided to the Company and its subsidiaries. Pursuant to the TCG Management Agreement, which will expire on December 2, 1999, TCG Holdings receives an annual management fee of $500,000.

SERVICES AGREEMENT

  To control administrative costs and avoid duplication of administrative functions, the Company and Thiokol, upon consummation of the Offering, entered into an intercompany services agreement (the "Services Agreement") with respect to the services to be provided by Thiokol to the Company. The Services Agreement provides that Thiokol will furnish to the Company administrative services for which the Company shall generally pay Thiokol its costs plus a fee, both amounts to be determined by Thiokol from time to time on a basis consistent with its past practices. These intercompany services will be phased in over time and their cost to the Company will increase as more services are provided. These costs, when combined with the elimination of certain management fees previously incurred and anticipated cost savings, are not expected to result in material incremental costs to the Company.

  The services provided to the Company by Thiokol will also include or involve some services provided by third parties (such as insurance brokers and carriers, actuaries and financial printers). Generally, such third party services shall be billed directly to the Company with no "mark up" by Thiokol. However, the cost of Thiokol's arranging for third parties' services shall be billed to the Company along with a fee, as described above.

  The services to be provided by Thiokol shall include but not be limited to tax; control and audit; risk management and insurance advice and purchasing; health, safety and environmental; treasury and cash management; human resources and employee relations; employee benefit plan; in-house legal; investor relations and public affairs; and executive department services.

SHAREHOLDERS AGREEMENT

  Upon consummation of the Offering, the Company, Thiokol and Carlyle-Blade Partners entered into a shareholders agreement (the "Shareholders Agreement"), which amends and restates a shareholders agreement entered into by such parties as of December 13, 1995. Pursuant to the Shareholders Agreement, (1) for so long as Carlyle-Blade Partners continues to own not less than 5 percent of the outstanding Common Stock of the Company, the Company has agreed to nominate, and Thiokol has agreed to vote its shares of Common Stock in favor of, one designee of Carlyle-Blade Partners to the Company's Board of Directors (Mr. Conway, who is a nominee for Director, is currently Carlyle-Blade Partners' designee on the Board of Directors), (2) Carlyle-Blade Partners has agreed with Thiokol that Carlyle-Blade Partners will not dispose of any of its shares of Common Stock until the earlier of the second anniversary of the closing of the Offering or the occurrence of a change of control of Thiokol and (3) Carlyle-Blade Partners has granted Thiokol an option to purchase all or a portion (in 25% increments) of the shares of Common Stock owned by Carlyle-Blade Partners and a right of first refusal to acquire any shares Carlyle-Blade Partners proposes to sell, in each case at market price and exercisable between the second and fourth anniversaries of the date of the initial closing of the Offering. Pursuant to the Shareholders Agreement, Thiokol has agreed that, in the event Thiokol disposes of any of its shares of Common Stock to an unaffiliated third party (other than pursuant to an effective registration statement or under Rule 144) prior to the fourth anniversary of the closing of the Offering, Carlyle-Blade Partners will have the right to participate in such sale with respect to a proportionate number of its shares on the same terms.

CORPORATE AGREEMENT

  Upon consummation of the Offering, the Company and Thiokol entered into a corporate agreement (the "Corporate Agreement"). Under the Corporate Agreement, the Company granted preemptive rights to Thiokol which give Thiokol the right, upon any issuance or sale by the Company of its shares of capital stock, to acquire a number of such shares sufficient to maintain Thiokol's percentage ownership of the Company's outstanding voting power and equity immediately prior to such issuance or sale. The purchase of shares of Common Stock pursuant to the exercise of a preemptive right will be at market price, or, in the case of a public offering by the Company for cash, at a price per share equal to the net proceeds per share to the Company in such offering. The preemptive rights expire in the event Thiokol reduces its ownership interest to less than 20%.

  In addition, under the Corporate Agreement, Thiokol has also agreed that without the prior consent of the Carlyle-Blade Partners representative on the Company's Board of Directors and a majority (but not less than two) of the non-employee Directors of the Company who are not Directors or employees of Thiokol or Carlyle-Blade Partners, neither Thiokol nor any of its affiliates may acquire publicly held shares if such acquisition would reduce the number of publicly held shares to less than 14% of the total number of shares outstanding, other than (x) pursuant to a tender offer to acquire all of the outstanding shares of Common Stock of the Company not then beneficially owned by Thiokol or (y) pursuant to a merger or other business combination in which holders of all outstanding publicly held shares are treated equally. The foregoing provision of the Corporate Agreement may not be amended or waived by the Company without the consent of the Carlyle-Blade Partners representative on the Company's Board of Directors and a majority (but not less than two) of the non-employee Directors of the Company who are not Directors or employees of Thiokol or The Carlyle Group.

REGISTRATION RIGHTS AGREEMENT

  Upon the closing of the Offering, the Company and Carlyle-Blade Partners entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company granted certain rights (the "Registration Rights") to Carlyle-Blade Partners with respect to the registration under the Securities Act of 1933 ("Securities Act") of the shares of Common Stock of the Company owned by Carlyle-Blade Partners after the closing of the Offering. Pursuant to the Registration Rights Agreement, Carlyle-Blade Partners can require the Company, at any time following the earlier of the second anniversary of the closing of the Offering or the occurrence of a change of control of Thiokol and prior to the fifth anniversary thereof (the "Registration Period"), on not more than two occasions (plus up to an additional two registrations on Form S-3) (the "Demand Registration Rights"), to file a registration statement under the Securities Act covering the registration of the Registrable Securities (as defined in the Registration Rights Agreement). The Demand Registration Rights are subject to certain limitations, including that any such registration cover a minimum number of Registrable Securities equal to 25% of the Registrable Securities currently held by Carlyle-Blade Partners. In addition, the Company may be able to temporarily defer a Demand Registration to the extent it conflicts with another underwritten public offering or if the Company is engaged in any other activity which, in the good faith determination of the Board of Directors of the Company, would be adversely affected by the Demand Registration to the substantial detriment of the Company. During the Registration Period, Carlyle-Blade Partners will also be able to require the Company to include Registrable Securities in a registration by the Company of its securities, subject to certain conditions, including the ability of the underwriters to limit or exclude Registrable Securities from such an offering.

  The Company will pay all expenses associated with any registration other than underwriting discounts and commissions relating to the Registrable Securities, which will be paid by Carlyle-Blade Partners. The Registration Rights Agreement contains certain indemnification and contribution provisions
(i) by the Company for the benefit of Carlyle-Blade Partners and related persons, as well as any potential underwriter, and (ii) by Carlyle-Blade Partners for the benefit of the Company and related persons. Carlyle-Blade Partners may transfer its Registration Rights to any affiliate of Carlyle-Blade Partners or to any transferee acquiring Registrable Securities representing at least 5 percent of the then outstanding shares of Common Stock.

CORPORATE OFFICERS

  Certain Thiokol corporate officers may also be elected by the Company's Board of Directors as officers or assistant officers of the Company. Thiokol corporate officers may also serve as officers or assistant officers of the Company's operating subsidiary Howmet Corporation and other wholly owned subsidiaries.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

  Prior to the initial offering of the Company's stock (the "Offering"), compensation decisions with respect to Mr. Squier were made by the Company's two stockholders, Thiokol Holding Company, a wholly owned subsidiary of Thiokol Corporation ("Thiokol") and Carlyle-Blade Acquisition Partners, L.P. ("Carlyle-Blade Partners"); compensation decisions with respect to the other executive officers of the Company and Howmet Corporation were made by the Boards of Directors of those companies. The Board of Directors of the Company established a Compensation Committee of the Board on December 15, 1997. The Compensation Policy adopted by the Compensation Committee is designed to provide a competitive compensation program to attract, retain, motivate, and reward talented individuals as executive officers and as key employees of the Company. The Committee's policies are implemented by Howmet Corporation's compensation and benefits staff under the direction of Howmet's Vice President--Human Resources. The components of the program include base annual salary, short and long-term incentives, employee benefits, and perquisites. Compensation grades, ranges, and midpoints adopted by the Committee are set based upon nationally recognized compensation surveys, namely, (i) the Hewitt Management Compensation Survey 777, consisting of 319 companies, and (ii) Towers Perrin Compensation Data Bank, consisting of 507 companies. Short and long-term incentives are designed to provide above average total compensation when performance of Howmet Corporation or an operating unit exceeds targets set by the Committee. Annual incentives are related to Howmet Corporation and operating unit performance and individual achievement of qualitative individual and strategic goals. Long-term incentives are designed to balance management focus between short and long-term goals and to provide capital accumulation linked to Howmet Corporation performance. The total compensation program is designed to reflect the overall level of Howmet Corporation's or the operating unit's financial performance and achievement of strategic goals. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals.

  The principal elements of the compensation program for the executive officers, including the Chief Executive Officer, and other key employees are as follows:

BASE ANNUAL SALARY

  The base salaries of the executive officers and other key employees are determined in the same manner as the salaries of all exempt salaried employees of Howmet Corporation, subject to any threshholds set forth in employment agreements with the executive officers. The goal of Howmet is that executive officers, and employees in general, are paid salaries which are commensurate with their qualifications, duties and responsibilities and which are competitive with like positions of comparable companies.

ANNUAL INCENTIVE COMPENSATION PLAN

  The Howmet Corporation Annual Incentive Compensation Plan provides annual cash incentive opportunities to all exempt employees, including executive officers. Employment agreements with most of the executive officers provide minimum annual bonus target percentages. The overall bonus pool for 1997 was set by the Board of Directors early in the fiscal year in terms of corporate-wide cash flow and operating income targets. Actual results for 1997 exceeded this target. Each bonus award was then based upon Howmet Corporation's or the respective operating unit's achieving predetermined cash flow, earnings and or operating performance goals and the attainment of individual qualitative strategic objectives relative to the participant's position, duties, and responsibilities with Howmet and subject to any threshholds set forth in employment agreements with the executive officers. For 1997 the Chief Executive Officer set the earnings and strategic goals for the corporate staff and operating unit participants effective the beginning of the fiscal year. These targets were ratified by Howmet Corporation's Board. The Annual Incentive Compensation Plan is designed to provide above average total compensation when performance of Howmet Corporation or an operating unit exceeds targets set by the Chief Executive Officer. The Plan permits discretion in adjusting incentives for Plan participants.

  Annual bonuses accrued for fiscal year 1997 reflect the level of earnings achieved for corporate or operating unit plan participants, and achievement of strategic goals. All executive officers, including the Chief Executive Officer, earned bonuses from the Plan.

  The Plan also permits the Board or the Committee to designate employees, including the executive officers, to receive discretionary bonus payments made in recognition of outstanding achievements or accomplishments.

LONG-TERM INCENTIVE PLANS

  The Company's present long-term incentive plans are its stock appreciation rights ("SARs") program (the "SARs Program") for key employees and the 1997 Stock Awards Plan. The Committee believes that providing stock based compensation awards to executive officers and other key employees who are in a position to impact the future performance of the Company is an integral part of the compensation package. Effective with the Offering, the Committee amended the SARs Program to include a maximum limit to the per share value of the outstanding SARs, which is the difference between the Offering price ($15) and the base price per share of the SARs (generally $2). In exchange for accepting such limitation, each holder of SARs was granted a non-qualified stock option to purchase, at the Offering price, a number of shares of Common Stock equal to the number of shares with respect to which such employee has SARs. In conjunction with amending the SARs Plan, the Board adopted and Thiokol and Carlyle-Blade Partners approved the 1997 Stock Awards Plan. The 1997 Stock Awards Plan provides for the grant of stock options, SARs and restricted stock. No further awards are expected to be made under the amended SARs Program.

PERQUISITES

  The Committee will review annually the perquisites available to the executive officers, including the Chief Executive Officer, to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

DETERMINATION OF THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The 1997 compensation for David L. Squier, President and Chief Executive Officer, consisted of a base annual salary, an annual bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position. He previously received a SARs Agreement and stock options to purchase Thiokol Corporation Common Stock. In 1997 he also received a distribution of compensation deferred through a Company-maintained rabbi trust, of funds he would otherwise have received in 1996 as a sale bonus in connection with the December 1995 sale of Howmet Corporation's parent company to Carlyle-Blade Partners and Thiokol.

  In 1997, prior to the Offering, the Company's stockholders determined Mr. Squier's salary grade, salary range, and midpoint based on his position as President and Chief Executive Officer using the salary data described above. The size of the Company and the markets the Company serves were considered by the stockholders in setting Mr. Squier's salary level. Mr. Squier's base annual salary was correspondingly increased from $350,000 to $370,000 effective January 1, 1997, as a result of that review.

  For 1997 Mr. Squier received an annual bonus award of $388,500 as approved by the Board of Directors. The payment reflects cash flow and operating income results that significantly exceeded the 1997 predetermined goals.

1993 TAX ACT COMPENSATION LIMITS

  Section 162(m) of the Internal Revenue Code, adopted under the 1993 tax law changes, restricts the tax deductibility for certain executive compensation exceeding $1 million. The Company's stock appreciation rights and stock options granted under the Company's 1997 Stock Awards Plan have been designed, approved and disclosed in a manner such that the Company believes that there will be no such non-deductible compensation with respect to 1997 or 1998.

  In general, the Compensation Committee intends to design the Company's compensation programs to conform with Section 162(m) so that the total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance based" or which are exempt for other reasons. However, the Committee may approve payment of compensation in excess of $1 million that is not tax deductible if it believes sound management of the Company so requires.

                            COMPENSATION COMMITTEE

                           D. Larry Moore, Chairman
                                James R. Mellor
                                James R. Wilson
                                James D. Woods

  The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

                               PERFORMANCE GRAPH

  The Company's Common Stock began public trading on November 26, 1997. Therefore, it is not possible to provide performance information for the last five years. The following graph presents a comparison of the cumulative stockholder return on the Common Stock of the Company for the period beginning November 26, 1997 and ending December 31, 1997 as measured against (i) the Standard & Poor's 500 Stock Index, and (ii) the Standard & Poor's 500 Aerospace and Defense Index.

  The returns shown assume that $100 was invested at the closing price on November 26, 1997 in the Company's Common Stock and the stocks in the two indices. Although the returns shown are calculated in a manner that assumes in each case that all dividends paid during the period shown in the graph were reinvested, no dividends were paid on the Company's Common Stock. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past performance is no guarantee of future results.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN



               [THE PRINTED MATERIAL ALSO CONTAINS A LINE GRAPH
              DEPICTING THE INFORMATION IN THE FOLLOWING TABLE]

                                    11/26/97 12/31/97
                                    -------- --------
         Howmet International...... $100.00   $99.59
         Standard & Poor's 500 In-
          dex......................  100.00   102.09
         Standard & Poor's 500
          Aerospace/Defense Index..  100.00    97.47

                    2. APPROVAL OF THE AMENDED AND RESTATED
                            1997 STOCK AWARDS PLAN

  The 1997 Stock Awards Plan was adopted by the Board of Directors and approved by Thiokol Holding Company and Carlyle-Blade Partners as the sole stockholders prior to the Company's initial public offering in November 1997 (the "Offering"). Certain stock option awards have been granted to key employees pursuant to the Plan and are described above (see "Stock Appreciation Rights; Stock Options" on page 8 and "Stock Option Grants in Fiscal Year 1997" on page 9). It is intended that these options remain in effect. On February 9, 1998, the Board of Directors of the Company adopted an amendment to the 1997 Stock Awards Plan to allow individual Directors selected by the Board of Directors to receive awards under that Plan.

  The stockholders of the Corporation are now being asked to approve the Amended and Restated 1997 Stock Awards Plan, which incorporates the amendments made by the Board of Directors on February 9, 1998.

  The 1997 Stock Awards Plan, as so amended and restated, provides for the grant of stock options, stock appreciation rights ("SARs") and restricted stock (collectively, "Awards") with respect to up to 5,000,000 shares of Common Stock, par value $.01 of the Company. Of this amount, 4,377,500 are the non-qualified stock options granted to key employees, including the Named Executive Officers, under the Amended SARs Program described on page 8. The 1997 Stock Awards Plan is administered by a subcommittee of the Compensation Committee, consisting of two Directors of the Company who are "outside Directors" as the term is used in Internal Revenue Code ("Code") Section 162(m) and "non-employee Directors" for the purpose of Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). This subcommittee (referred to in the 1997 Stock Awards Plan (and hereinafter) as the "Committee") has the authority, in its sole discretion, to select participants (in addition to any employees who have become participants by virtue of the Amended SAR Program), to make such awards in such form and amount it desires, to impose limitations, restrictions and conditions on the awards granted and the exercise thereof not otherwise inconsistent with the terms of the 1997 Stock Awards Plan, and to interpret the Plan. The selection of Directors as participants and the terms of their awards are determined, however, by vote of the Board of Directors as a whole instead of by the Committee.

  The terms of the 1997 Stock Awards Plan permit the Committee to make stock option grants which may be Incentive Stock Options within the meaning of Code
Section 422 or other forms of nonqualified stock options as the Committee may determine. The exercise price of all options granted must be at not less than 100 percent of the fair market value of the Common Stock on the date of grant. The term of the option is set by the Committee and in the case of Incentive Stock Options, the term shall not be more than 10 years. Options may be exercised in whole or in part during the term of the grant in cash, Common Stock with fair market value on the date of grant equal to the aggregate exercise price, a combination of cash and Common Stock, or other consideration determined by the Committee pursuant to the terms of the 1997 Stock Awards Plan. The closing price for shares of Common Stock of the Company on March 16, 1998 was $17.5625.

  The 1997 Stock Awards Plan also permits the Committee to grant SARs, subject to the shares remaining available under the plan, on terms and conditions not inconsistent with the terms of the 1997 Stock Awards Plan at not less than 100 percent of the fair market value of the Common Stock on the date of grant. SARs may be issued in tandem with an option. The amount payable by the Company must be paid in Common Stock valued at the fair market value on the date of exercise, cash, or a combination of both. The provisions of the 1997 Stock Awards Plan relating to SARs do not affect the terms of any SARs outstanding prior to the adoption of the 1997 Stock Awards Plan, including those subject to the Amended SAR Program.

  In addition, the 1997 Stock Awards Plan permits the Committee to issue restricted stock on such terms and conditions as the Committee may determine not inconsistent with the terms of the 1997 Stock Awards Plan including shares of Common Stock earned under any of the Company's compensation plans.

  The maximum number of shares of Common Stock with respect to which awards may be granted under the 1997 Stock Awards Plan during any calendar year to a single plan participant shall not exceed 400,000 shares, except in connection with non-qualified stock options granted pursuant to the Amended SAR Program.

  All awards made by the Committee shall be made by written agreement, which shall contain such terms and conditions that are consistent with Section 162(m) of the Code and with respect to the award of Incentive Stock Options,
Section 422 of the Code. Generally no award made under the 1997 Stock Awards Plan shall be transferable by a participant except by will or pursuant to the laws of descent and distribution or a qualified domestic relations order as defined by the Employee Retirement Income Security Act of 1974, as amended. The Committee has the power to withhold taxes or require participants to remit to the Company such amounts as required to satisfy tax withholding obligations either in cash or Common Stock or a combination of both.

  Awards are subject to adjustment to reflect any changes in the outstanding Common Stock or other changes affecting shares, including adjustments in the number of shares available for issuance, shares covered by an outstanding Award, or adjustments in price that become necessary to prevent a dilution or enlargement of benefits or potential benefits under the 1997 Stock Awards Plan.

  The 1997 Stock Awards Plan will terminate on December 2, 2007. The Board of Directors or the Committee may amend or terminate the 1997 Stock Awards Plan; provided, however, that such amendment or termination shall be subject to stockholder approval to the extent required by law or the rules of any stock exchanges on which the Common Stock is listed.

  Pursuant to the Corporate Agreement between the Company and Thiokol, Thiokol has preemptive rights to purchase Common Stock of the Company to avoid dilution arising from the issuance of Common Stock either under the 1997 Stock Awards Plan or pursuant to the exercise of options granted thereunder (see "Arrangements Among the Company, Carlyle and Thiokol--Corporate Agreement" on page 14).

  Pursuant to the February 9, 1998 amendment, the definition of "Participant" in the Plan has been amended to include Directors who are not officers or other employees of the Company, and the definition of the term "Committee" has been amended to mean the Board of Directors as a whole, instead of a committee of non-employee Directors, when the Participant in question is a Director.

  The text of the Amended and Restated 1997 Stock Awards Plan is set forth in its entirety in Exhibit A to this Proxy Statement.

DIRECTORS' RESTRICTED STOCK

  If the Amended and Restated 1997 Stock Awards Plan is approved by the stockholders, the Board of Directors intends to exercise this authority to provide Directors of the Company who are not either employees of Howmet Corporation or Thiokol or the representative of The Carlyle Group ("non-employee Directors") part of their annual retainer as Directors in the form of restricted shares of the Company's Common Stock.

  Each such Director would receive 1338.91 shares of restricted stock promptly following stockholder approval of the proposed amendment and a number of shares of restricted stock of the Company as of each January 1, beginning January 1, 1999, which $20,000 would purchase at the average of the high and low trading prices for the Company's Common Stock on the New York Stock Exchange on the last trading day of the previous year. The Director may not sell this stock until his service as a Director terminates. Dividends, if any, on such stock would be credited to the Director in the form of phantom stock. The Board of Directors may from time to time change the amount or proportion of the non-employee Directors' compensation that will thereafter be distributed in the form of stock awards under the 1997 Stock Awards Plan.

  Thus, the non-executive directors as a group would presently receive 5,355.64 restricted shares of the Company's Common Stock, with an aggregate dollar value of $94,058, based on the closing price on the New York Stock Exchange on March 16, 1998. No other grants of restricted stock have been made, and further awards of such stock are not determinable at this time.

STOCK OPTIONS

  The following table shows certain information with respect to the non-qualified stock options to purchase shares of the Company's Common Stock granted under the 1997 Stock Awards Plan, in addition to the disclosure of the individual grants to the Named Executive Officers in the table "Option/SAR Grants in Last Fiscal Year" on page 9.

                               NEW PLAN BENEFITS

                                                                       NUMBER OF
        POSITION                                                        OPTIONS
        --------                                                       ---------
        Executive Group............................................... 2,095,000
        Non-Executive Director Group..................................         0
        Non-Executive Officer Employee Group.......................... 2,290,500

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

  The following discussion with respect to stock options is limited to federal income tax laws and does not discuss income tax laws of any state. There is no assurance that such federal income tax laws will not change.

  The grant of an incentive stock option or a non-qualified stock option would not result in income for the participant or in a deduction for the Company.

  The exercise of a non-qualified stock option would result in ordinary income for the participant and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

  The exercise of an incentive stock option would not result in ordinary income for the participant if the participant does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain, and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

  If the participant disposes of the shares received upon exercise of an incentive stock option prior to the expiration of either holding period (such as in the case of a "cashless" stock option exercise or other disposition), the participant would recognize ordinary income, and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain as determined by the holding period.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1997 STOCK AWARDS PLAN.

            3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending December 31, 1998. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1998 Annual Meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

  Ernst & Young were the Company's independent auditors for fiscal year 1997 and for all prior years since fiscal year 1995. Audit services provided to the Company by Ernst & Young during fiscal year 1997 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission and pension, savings, and welfare plan audits.

  Representatives of Ernst & Young are expected to be present at the 1998 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1997.

  Ernst & Young are the independent auditors of Thiokol Corporation, the controlling stockholder of the Company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  Management does not now intend to bring before the 1998 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals intended for inclusion in the Company's proxy statement for the 1999 Annual Stockholders' Meeting must be received by the Secretary of the Company at its principal executive office set forth below no later than November 23, 1998.

                   1997 ANNUAL REPORT ON FORM 10-K AVAILABLE

  A copy of the Company's 1997 Annual Report to Stockholders is enclosed with this Proxy Statement. The Company will provide, without charge, upon written request from any person solicited hereby, a copy of the Howmet International Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Vice President--General Counsel, Howmet International Inc., 475 Steamboat Road, Greenwich, Connecticut 06830.

                                          By Order of the Board of Directors,

                                             Roland A. Paul, Secretary

Greenwich, Connecticut
March 24, 1998

                                                                      EXHIBIT A
                           HOWMET INTERNATIONAL INC.

                  AMENDED AND RESTATED 1997 STOCK AWARDS PLAN

  1. PURPOSE. The purpose of the Howmet International Inc. Amended and Restated 1997 Stock Awards Plan (the "Plan") is to promote the long term financial interests and growth of Howmet International Inc. (the "Company") by
(a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations; and (d) furthering the identity of interests of Participants with those of the stockholders of the Company.

  2. DEFINITIONS. The following definitions are applicable to the Plan:

  "Affiliate" means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

  "Amended SAR Program" means the stock appreciation rights plan of the Company adopted in May 1996 as amended thereafter in connection with the initial public offering of Common Stock.

  "Award Limit" means 400,000 shares of Common Stock.

  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

  "Committee" means, as to a Participant who is not a Director, a committee of two or more Directors of the Company who are "outside Directors" as such term is used in Section 162(m) of the Code and Non-Employee Directors for purposes of Rule 16b-3. With respect to a Director who is a Participant, the Committee shall be the Board of Directors of the Company.

  "Common Stock" means the common stock, $.01 per share par value, of the Company or such other securities as may be substituted therefor pursuant to paragraph 6(e).

  "Director" means any person who is a member of the Board of Directors of the Company and is not also an Employee.

  "Employee" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any Affiliate.

  The "Fair Market Value" of a share of Common Stock means the average between the highest and lowest quoted selling prices of the Common Stock on the New York Stock Exchange on the pertinent option grant date or exercise date.

  The "IPO Closing Date" means the date on which the initial offering of Common Stock, whether by the Company or by any stockholder of the Company, to the public pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, is completed.

  "Participant" means any Director or key Employee of the Company or an Affiliate selected by the Committee.

  "QDRO" means a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

  "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934 (the "Exchange Act"), as such rule is amended from time to time, or any successor rule.

  3. LIMITATION ON AGGREGATE SHARES. The number of shares of Common Stock with respect to which awards may be granted under the Plan shall not exceed 5,000,000 shares. Such 5,000,000 shares of Common Stock may be either previously authorized but unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. Other than in connection with the Amended SAR Program, the maximum number of shares of Common Stock with respect to which awards may be granted under the Plan during any calendar year to a single Participant may not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options (as defined in Section 5 below) which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit. Furthermore, to the extent required by Section 162(m) of the Code, if, after grant of a Stock Appreciation Right ("SAR"), the base amount on which stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Company's Common Stock, the transaction is treated as a cancellation of the SAR and a grant of a new SAR and both the SAR deemed to be canceled and the SAR deemed to be granted are counted against the Award Limit.

  4. ADD-BACK OF OPTIONS AND OTHER RIGHTS. If any Option, other right to acquire shares of Common Stock under this Plan, or any other award, expires or is canceled without having been fully exercised, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3. Furthermore, any shares subject to Options or other awards which are adjusted pursuant to Section 6(e) and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of
Section 3. Shares of Common Stock which are delivered by the Participant or withheld by the Company upon the exercise of any Option or other award under this Plan, in payment of the exercise price thereof, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3. If any share of Restricted Stock is forfeited by the Participant or repurchased by the Company pursuant to Section 5(c)(iii) hereof, such share may again be optioned, granted or awarded hereunder, subject to the limitations of Section
3. Notwithstanding the provisions of this Section 4, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an incentive stock option to fail to qualify as an incentive stock option under
Section 422 of the Code.

  5. AWARDS. The Committee may grant stock options ("Options"), to Participants, in accordance with this paragraph 5 and the other provisions of the Plan.

  (a) Options.

    (i) Option Grants. Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

    (ii) Option Exercise Price. The exercise price of an Option shall be fixed by the committee at not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

    (iii) Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that in the case of ISOs, the term shall not be more than ten (10) years from the date the ISO is granted.

    (iv) Exercisability. Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

    (v) Exercise of Options. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares. Options shall be exercised in whole or in part by providing (A) written notice to the Company (to the attention of the Secretary) complying with the applicable rules established by the Committee; (B) such representations and documents as the Committee deems necessary or advisable to effect compliance with all applicable laws or regulations; (C) in the event that the Option shall be exercised pursuant to Section 6(d) by any person or persons other than the optionee, appropriate proof of the right of such person or persons to exercise the Option; and (D) payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (1) in cash (including check, bank draft, or money order), (2) in Common Stock with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (3) by a combination of cash and Common Stock, or (4) with any other good and valuable consideration.

    (vi) Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until such shares have been issued by the Company to such holders.

    (vii) Ownership and Transfer Restrictions. The Committee may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Participant to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an ISO within (i) two years from the date of granting such Option to such Participant or (ii) one year after the transfer of such shares to such Participant. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

  (b) Stock Appreciation Rights.

    (i) Grant and Price of SAR. Subject to such terms and conditions not inconsistent with this Plan as the Committee shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, an SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the Fair Market Value (at the date of exercise) of a share of Common Stock over the SAR price multiplied by the number of shares as to which the holder is exercising the SAR. The SAR price shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. SARs may be in tandem with any previously or contemporaneously granted Option or independent of any Option.

    (ii) Tandem SARs. An SAR in tandem with an Option shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable. An SAR in tandem with an Option may be granted to the Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

    (iii) Amount Payable by Company. The amount payable may be paid by the Company in Common Stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

  (c) Restricted Stock.

    (i) Restricted Stock Award. The Committee may award to any Participant shares of Common Stock, including shares earned under any of the Company's compensation plans, subject to this paragraph 5(c) and such other terms and conditions as the Committee may prescribe (such shares being called "Restricted Stock"), which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance. Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company.

    (ii) Restrictions. There shall be established for each Restricted Stock award a restriction period (the "Restriction Period") of such length as shall be determined by the Committee. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Unless otherwise provided by the Committee, except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of Common Stock as to such Restricted Stock. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock or otherwise invested. At the expiration of the Restriction Period, the Corporation shall redeliver to the Participant (or the Participant's designated beneficiary under Section 6(h), or, if none, the Participant's legal representative) the certificates deposited pursuant to this paragraph.

    (iii) Forfeiture/Repurchase of Restricted Stock. Except as provided by the Committee at the time of grant or otherwise, upon a termination of employment for any reason during the Restriction Period all shares still subject to restriction shall be forfeited by the Participant or at the discretion of the Committee may be repurchased by the Company at a price to be determined by the Committee.

6. MISCELLANEOUS PROVISIONS.

  (a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants in the plan; (ii) subject to Section 3, to make awards in such forms and amounts as it shall determine, including the determination whether any such awards which are in the form of Options are to be ISOs; (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and the agreements pursuant to which Options, Restricted Stock or SARs are granted or awarded, and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Any such interpretations and rules with respect to ISOs shall be consistent with the provisions of Section 422 of the Code. The actions and determinations of the Committee or its delegates on matters within its authority shall be conclusive and binding upon the Company, all the Participants and all other interested persons, subject to such allocation to the Company's Affiliates and operating units as it deems appropriate. The Committee may, to the extent that any such action will not prevent the Plan from complying with Rule 16b-3 or Section 162(m) of the Code, delegate any of its authority hereunder to such persons as it deems appropriate.

  (b) Professional Assistance; Good Faith Actions. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or SARs; and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

  (c) Written Agreement. Each award shall be evidenced by a written agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in
Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

  (d) Non-Transferability. Subject to the provisions of paragraph 6(h), no award under the Plan and no interest therein, shall be transferable by the Participant otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a QDRO or (iii) as expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to such optionee's family, whether directly or indirectly or by means of a trust or partnership or otherwise, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. All awards shall be exercisable or received during the Participant's lifetime only by the Participant or the Participant's legal representative. Any purported transfer contrary to this provision will nullify the award. During the lifetime of the Participant, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Participant, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his beneficiary designated under 6(h) or, if none, his personal representative or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.

  (e) Adjustments Upon Certain Changes. In the event of a reorganization, recapitalization, spin-off, stock dividend, stock split, combination, reclassification, reverse stock split, merger, consolidation, split-up, spin-off, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event or other increase or reduction in the number of issued shares of Common Stock, the Committee may, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan, or the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable. In the event of any of the events or transactions described in the preceding sentence, a change in control, or similar transaction by the Company or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or changes in applicable laws, regulations, or accounting principles, if the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee in its discretion is hereby authorized to provide in the agreement evidencing any award or otherwise: (i) for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder; (ii) for either the purchase of any such Option, SAR, or any Restricted Stock for the payment of an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Participant's rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee in its sole discretion; (iii) that it cannot be exercised after such event; (iv) that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and (v) that the restrictions imposed under a restricted stock agreement upon some or all shares of Restricted Stock may be terminated, and some or all shares of such Restricted Stock may cease to be subject to repurchase or forfeiture under Section 5(c)(iii) after such event. With respect to Options and SARs intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this
Section 6(e) or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such Option or SAR to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under
Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the option or other award is not to comply with such exemptive conditions.

  (f) Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to the Company, an amount to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a Participant may make an irrevocable election to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of Common Stock received pursuant to an award or deliver to the Company previously-acquired shares of Common Stock having a fair market value sufficient to satisfy all or part of the Participant's estimated tax obligations associated with the transaction. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

  (g) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

  (i) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

  (ii) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

  (iii) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

  (iv) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience; and

  (v) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars.

  (h) Beneficiary Designation. Subject to paragraph 6(d), Participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

  (i) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee or director shall have the right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

  (j) Amendment, Suspension and Termination of Plan. This Plan will terminate on, and no Options, SARs or Restricted Stock may be granted after, the tenth anniversary of the IPO Closing Date, December 2, 1997. The Board of Directors or the Committee may amend the Plan from time to time in such respects as the Board of Directors or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of Participants under outstanding awards without the consent of the Participants affected thereby or make any change that would disqualify the Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. No such amendment shall be made that would prevent the Options and the SARs from qualifying as performance based compensation as that term is used Section 162(m) of the Code.

  The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any Participant under any award without the consent of such Participant.

  (k) Effective Date of Plan. The Plan shall become effective on November 20, 1997.

  (l) Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws principles.

  (m) Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, any Option, SAR, or Restricted Stock granted to any individual who is then subject to
Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, SARs and Restricted Stock granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option or SAR intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

  (n) Consideration. In all cases, legal consideration shall be required for each issuance of Options, Restricted Stock and SARs.

[X] Please mark your                                                        2575
    votes as  in this
    example

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

-------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
-------------------------------------------------------------------------------
                 FOR     WITHHELD                         FOR  AGAINST ABSTAIN
1. Election of  [   ]     [   ]         2. Approval of   [   ]  [   ]   [   ]
   Directors                               Amended and
   (See                                    Restated 1997
   Reverse)                                Stock Awards
                                           Plan
To withhold authority to vote for any
nominee(s), mark the "FOR" box and      3. Appointment   [   ]  [   ]   [   ]
write the name of each such nominee        of Ernst &
below                                      Young LLP as
                                           independent
                                           auditors for
-------------------------------------      fiscal year 1998
-------------------------------------------------------------------------------



                                             Note: Please sign exactly as name
                                                   appears on this form. Joint
                                                   owners should each sign
                                                   personally. Corporation
                                                   proxies should be signed by
                                                   an authorized officer.
                                                   Executors, administrators,
                                                   trustees, etc. should so
                                                   indicate when signing.




                                         --------------------------------------

                                         --------------------------------------
                                          SIGNATURE(S)              DATE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

HOWMET INTERNATIONAL INC.                         PROXY/VOTING INSTRUCTION CARD
Greenwich, Connecticut
-------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 12, 1998.

The undersigned hereby appoints James R. Wilson, David L. Squier and Roland A. Paul, or any of them, each with power of substitution, as proxies to vote as specified on this card all shares of common stock of Howmet International Inc. (the "Company") owned of record by the undersigned on March 16, 1998, at the Company's Annual Meeting of Stockholders on May 12, 1998, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. If a vote is not specified, said proxies will vote FOR proposals 1, 2 and 3.

Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year ended December 31,1997, and the Notice and Proxy Statement for the above Annual Meeting.

Nominees for Election as Directors: James R. Wilson, William E. Conway, Jr., Richard L. Corbin, Edsel D. Dunford, James R. Mellor, D. Larry Moore, David L. Squier, James D. Woods

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE